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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): March 31, 1995




                      VOLT INFORMATION SCIENCES, INC.
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             (Exact name of registrant as specified in its charter)

       New York                          1-9232             13-5658129
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(State or other jurisdiction of     (Commission  File   (I.R.S. Employer
 incorporation)                      Number)             Identification No.)

1221 Avenue of the Americas, New York, New York                10020
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(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:         (212) 704-2400

                                  Not Applicable
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(Former name, former address and former fiscal year, if changed since last report)
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Item 5.    Other Events

A.  Securitization Increase

On March 31, 1995, the Company increased its accounts receivable securitization program to $45,000,000 from $25,000,000 and extended the program through March 15, 1998, although it remains subject to earlier termination on six months' notice. Under the program, accounts receivable are sold to Omnibus Funding Corporation and used as collateral for the issuance by Omnibus of short-term commercial paper notes. To date, the Company has sold $10,000,000 of accounts receivable under this program and, as discussed below, an additional $10,000,000 will be sold to fund the redemption of a like amount of the Company's 12-3/8% Senior Subordinated Debentures due July 1, 1998, leaving $25,000,000 of accounts receivable available for future sale under the program for general corporate purposes, as required. The additional receivables made available for the program result from the continuing expansion and growth of the Company's businesses, particularly in the Technical Services and Temporary Personnel segment.

B.  Debenture Redemption

On April 4, 1995, the Company called for the early redemption on May 8, 1995 of $10,000,000 of its 12-3/8% Senior Subordinated Debentures, due July 1, 1998, at par plus accrued interest. Debentures to be redeemed will be selected by lot by BankAmerica Trust Company of New York, Trustee for the Debentures. After giving effect to the redemption, $22,855,000 of the Debentures will remain outstanding from the original $80,000,000 issue.

Interest on the $10,000,000 of Debentures will cease to accrue on and after May 8, 1995 and annual interest expense, net of related securitization costs, based on current commercial paper rates, will be reduced by approximately $600,000 pretax, or $.07 per share net of taxes.
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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                      VOLT INFORMATION SCIENCES, INC.
                                      (Registrant)





                                      BY  /s/ Howard B. Weinreich
                                          --------------------------------
April 18, 1995                            Howard B. Weinreich
                                          General Counsel